Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to Registration Statement No. 002-52322 on Form N-1A of our reports each dated January 29, 2009 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity 100 Index Fund and Fidelity NASDAQ Composite Index Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended November 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 20, 2009